Exhibit 10.50

AGREEMENT FOR THE PAYMENT OF BENEFITS

FOLLOWING TERMINATION OF EMPLOYMENT

AGREEMENT dated as of April 28, 2009 (the “Effective Date”) between Fortune Brands, Inc., a Delaware corporation (the “Company”), and Patrick J. Koley (the “Executive”),

W I T N E S S E T H:

WHEREAS, the Executive became employed as the Company’s Senior Vice President, Strategy and Corporate Development, as of February 9, 2009; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the benefits to be provided to the Executive in the event that his employment terminates under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) Cause. “Cause” shall mean either:

(i) the Executive’s indictment for a felony as a result of one or more acts of dishonesty; or

(ii) the Executive’s willful and continuous failure to substantially to perform his duties (other than a failure resulting from a physical or mental illness);

provided, however, that Cause shall not exist if the Executive’s act or failure to act: (1) was done or omitted to be done as a result of the Executive’s bad judgment or negligence, or based upon the Executive’s good faith belief that such act or failure to act was in or was not opposed to the interests of the Company; or (2) meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time Cause would otherwise arise.

(b) Change in Control. A “Change in Control” of the Company shall be deemed to have occurred if, prior to the Executive’s Termination of Employment:

(i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as in effect on the date of this Agreement) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on the date of this Agreement) of 20% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) more than 50% of the members of the Company’s Board of Directors of (the “Board”) shall not be Continuing Directors (which term, as used herein, means the directors of the Company: (A) who were members of the Board on the date hereof; or (B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board, or whose election or nomination for election by the Company’s stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board);

(iii) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof: (A) the stockholders of the Company immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company, either directly or through one or more subsidiaries) (“Newco”) immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction; (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder (as in effect on the date hereof)), directly or indirectly, 20% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction, and (C) more than 50% of the members of the Board of Directors of Newco shall be Continuing Directors; or

(iv) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

(c) Change in Control Benefit. “Change in Control Benefit” shall refer to any special or enhanced benefits described in Section 3 below to which the Executive may become entitled if his employment terminates for one of the reasons listed in Section 2(a) within the 24-month period following a Change in Control.

(d) Disability. “Disability” shall mean a physical or mental illness that results in the Executive’s absence from the full-time performance of his duties for 180 consecutive calendar days.

(e) Good Reason. Termination of employment by the Executive for Good Reason shall be deemed to have occurred only if the Executive terminates his employment and provides a Notice of Termination to the Company prior to such date for any of the following reasons:

(i) a material change in the Executive’s duties, responsibilities and status Executive, or, in the event of a Change in Control, a material change in Executive’s reporting responsibilities, titles or offices as in effect at the time of a Change in Control;

(ii) a material reduction in the Executive’s then current base salary;

(iii) material reduction in the value of the benefits provided to the Executive (other than those plans or improvements that have expired in accordance with their original terms); provided that the Company may eliminate Executive’s participation in such plans if participation ceases for similarly situated senior executives;

(iv) after a Change in Control, the target bonus awarded by the Company’s Compensation and Stock Option Committee to Executive under the Annual Executive Incentive Compensation Plan of the Company (“Incentive Plan”) subsequent to a Change in Control is materially less than such amount last awarded to Executive prior to a Change in Control;

(v) after a Change in Control, the sum of the Executive’s base salary and amount paid to him as incentive compensation under the Incentive Plan for the calendar year in which the Change in Control occurs or any subsequent year is materially less than the sum of the Executive’s base salary and the amount awarded (whether or not fully paid) to him as incentive compensation under the Incentive Plan for the calendar year prior to the Change in Control or any subsequent calendar year in which the sum of such amounts was materially greater;

(vi) the relocation of the offices at which Executive is employed to a location more than 35 miles away or the Company requiring Executive to be based anywhere other than at such offices, except for required travel on the Company’s business to an extent substantially consistent with Executive’s position;

(vii) any failure of the Company to comply with and satisfy Section 7;

(viii) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination, and for purposes of this Agreement, no such purported termination shall be effective;

provided, further, unless a Change in Control has occurred, that the Executive must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice, and the Executive must terminate employment no later than two (2) years following the initial existence of the Good Reason condition identified in such written notice.

(f) Notice of Termination. “Notice of Termination” shall mean a written notice sent by the Executive or the Company to the other party, describing the reasons for the termination of the Executive’s employment and including specific reference to the provision(s) of this Agreement at issue. Such Notice of Termination must be provided by the party seeking to terminate the Executive’s employment within 90 days of the existence of either Cause or Good Reason, as applicable, and the party receiving the Notice of Termination shall be given 30 days to remedy such situation (to the extent applicable).

(g) Termination Date. “Termination Date” shall mean:

(i) in the case of Disability, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period;

(ii) in the case of Good Reason following a Change in Control or in the case of Cause, the date on which Notice of Termination is given;

(iii) in the case of Good Reason without a Change in Control, 30 days after the Notice of Termination is given, provided that the Company has not either remedied the conditions giving rise to Good Reason or waived its right to do so; and

(iv) in the event that employment is terminated for any other reason, the date on which the Executive ceases to perform his duties for the Company;

provided, however, that, if within 30 days after any Notice of Termination is given, the receiving party notifies the other party that a dispute exists concerning the reasons for such termination of employment, the Termination Date shall be the date finally determined, either by written agreement of the parties or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), to be the date that the Executive’s employment terminated; provided further, however, that if such dispute is resolved in favor of the Company, the Termination Date shall be the date determined under clauses (i) through (iv) of this Section 1(g).

2. Entitlement to Benefits. The Executive shall be entitled to the benefits described in Section 3 below if:

(a) the Executive’s employment is terminated either by the Company for reasons other than Disability or Cause or by the Executive for Good Reason; provided, however, that, in order for the Executive to be eligible for any Change in Control Benefits, such termination of employment must occur within 24 months of a Change in Control;

(b) the Executive’s Termination Date occurs while this Agreement is in effect; and

(c) a Notice of Termination is provided in a timely manner (as described in Section 1(f)) prior to the Executive’s Termination Date by either the Company (in the case of termination other than for Disability or Cause) or the Executive (in the case of termination for Good Reason).

The Executive shall not be entitled to any benefits under this Agreement in the event his employment is terminated by the Company for Disability or Cause, by the Executive other than for Good Reason or following the Executive’s death or the expiration of this Agreement. This Agreement shall have no effect on any obligations the Company may have to the Executive if his employment terminates under circumstances not described herein.

3. Benefits Upon Termination of Employment. Notwithstanding the provisions of Section 2 above, in order to receive the benefits described in paragraphs (b), (c) and (d) below, the Executive must deliver and not revoke an executed release of legal claims against the Company and its affiliates.

(a) Accrued Pay. The Company shall pay the Executive any base salary or vacation accrued but unpaid through his Termination Date.

(b) Severance Pay. The Company shall pay severance benefits to the Executive equal to the product of one and one-half (1.5) times the sum of the following amounts, subject to any applicable limitations in Sections 3(f) and 3(g) below:

(i) his annual base salary as in effect on the Effective Date, or, if applicable, the date of a Change in Control, plus

(ii) his target annual bonus under the Incentive Plan in effect in the calendar year in which the Termination Date occurs, plus

(iii) the amount that would have been required to be allocated to the Executive’s account (assuming that he elected the maximum employee contribution) for the year immediately preceding the year in which the Termination Date occurs under the Fortune Brands Retirement Savings Plan, including the Company 401(k) matching contribution, and the profit-sharing provisions of the Supplemental Plan of Fortune Brands, Inc. (the “Supplemental Plan”);

provided, however, that for purposes of calculating a Change in Control Benefit, the multiplier in Section 3(b) above shall be changed to two (2).

Such severance amounts described above shall be paid to the Executive in bi-weekly installments following his Termination Date through the Company’s normal payroll process and on the Company’s normal payroll dates.

(c) Continued Benefits Coverage. The Company shall maintain for the Executive’s benefit all employee life, health, accident, and medical plan coverage(s) that Executive was receiving immediately prior to his Termination Date, provided that his continued participation is allowed under the terms of such plans. The Company shall maintain such coverage(s) following the Executive’s Termination Date for 18 months, or, if the Executive is entitled to a Change in Control Benefit, two (2) years. With respect to any continued employee benefit coverage, the Executive shall be required to pay the applicable active employee rate of coverage for similar coverage, and any continued health coverage (medical, dental and vision) shall run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If the Company continues to provide the continued health coverage described in this Section 3(c) after the applicable period of COBRA coverage would have otherwise expired, the Executive may be taxed on the value of such coverage. No other welfare or fringe benefits shall be provided except as specifically provided in this Section 3(c).

(d) Incentive Compensation. The following amounts shall become payable to the Executive following his Termination Date, as of the date that annual incentive awards are normally paid by the Company:

(i) any unpaid amounts awarded to the Executive as incentive compensation under the Incentive Plan for the calendar year immediately preceding the year in which the Termination Date occurs; and

(ii) an amount equal to the award the Executive would have received under the Incentive Plan based upon actual Company performance for the calendar year in which the Termination Date occurs, prorated for the portion of the calendar year during which the Executive was employed.

(e) Unvested Retirement Savings Benefits. As of the Executive’s Termination Date, the Company shall pay to the Executive as additional severance pay in a lump sum an amount, if any, equal to the nonvested portion of his account balances under the Fortune Brands Retirement Savings Plan and the defined contribution plan of any affiliate of the Company in which there is maintained for him an account balance which is not fully vested.

(f) Tax Withholding. The Company may withhold from any benefits payable under this Agreement any applicable federal, state, city or other taxes as required by law.

(g) Time of Payment for Specified Employees. Notwithstanding any provision of this Section 3 to the contrary, if the Executive is a “specified employee” of the Company (as defined in the Supplemental Plan), amounts that would otherwise have been paid to or on behalf of the Executive under the foregoing provisions of this Section 3 (but excluding amounts described in paragraph 3(c) above) during the six-month period immediately following the Termination Date shall be paid on the first regular payroll date immediately following the six-month anniversary of the Termination Date.

(h) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date or by any other compensation.

(i) No Other Severance Benefits. No benefits shall be provided to the Executive under any severance pay program covering salaried or executive employees generally maintained by the Company or any of its affiliates or subsidiaries.

4. Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on Executive under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder. In addition, to the extent necessary to comply with Code Section 409A, references to termination of employment (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Code Section 409A(a) (2) (A) (i) and final Treasury Regulations and other Internal Revenue Service guidance thereunder.

5. Restrictive Covenants.

(a) Confidential Information. The Executive acknowledges that he will have access to highly confidential information of the Company and its affiliates, including, but not limited to: financial information, supply and service information, marketing information, personnel data, customer lists, business and financial plans and strategies, and product costs, sources and pricing. The Company and the Executive consider it imperative that all such information (“Confidential Trade Secrets”) be held in complete confidence and trust. Accordingly, the Executive agrees that, notwithstanding any other provision of this Agreement to the contrary, during and for a period of twelve months following his Termination Date with the Company, regardless of the reasons that such employment might end, the Executive will:

(i) hold all Confidential Trade Secrets in confidence and not discuss, communicate, disclose or transmit to others, or make any unauthorized copy of or use the Confidential Trade Secrets in any capacity, position or business unrelated to the Company;

(ii) use the Confidential Trade Secrets only in furtherance of proper Company employment related business reasons; and

(iii) take all reasonable action that the Company deems necessary and appropriate to prevent unauthorized use or disclosure of or to protect the Confidential Trade Secrets.

Notwithstanding the foregoing, it is understood and agreed that the Executive’s obligations under this Section 5(a) do not extend to any knowledge or information which is or may become available to the public or to competitors other than by disclosure by the Executive in breach of this Agreement nor to disclosure compelled by judicial or administrative proceeding after the Executive diligently tries to avoid each disclosure and affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

(b) Loyalty; Non-Solicitation. The Executive further acknowledges that the loyalty and dedicated service of the Company’s and its affiliates’ employees is critical to the Company’s business. Accordingly, the Executive agrees that during and after his employment by the Company, regardless of the reasons the employment might end, he will not, without the prior written consent of the Company, induce or attempt to induce any employee or agency representative of the Company or any of its affiliates to leave the employment or representation of the Company or of any affiliate. The Executive also agrees that during and after his employment, he will not take any action, or make any statements, that discredit or disparage the Company or its affiliates, or its or their officers, directors, employees or products. The Company agrees that it will not take any action or make any statements during and after Executive’s employment that discredit or disparage the Executive. The two preceding sentences shall not apply to statements made in papers filed in good faith with a court of law in connection with a lawsuit between the Executive and the Company or any of its affiliates.

(c) Non-Competition. The Executive acknowledges that the Company and its affiliates have invested time and money in establishing or planning to establish one or more aspects of its business throughout the United States, Canada, Asia, Mexico and Europe. Therefore, the Executive agrees that during his employment by the Company and for a period of 12 months after the termination of his employment, the Executive will not:

(i) directly or indirectly, individually engage in nor be competitively employed or retained by, or render any competing services for, or be financially interested in, any firm or corporation engaged in any business in the United States, Canada, Asia, Mexico or Europe which is directly competitive with any significant business in which Company or any of its affiliates was engaged during the two-year period preceding the date the Executive’s employment terminates, including, but not limited to any significant business in which, during such two-year period, the Executive was involved in the Company’s or any affiliate’s planning to enter such business. Notwithstanding the foregoing, this restriction shall not apply to:

(A) the purchase by the Executive of stock not to exceed 5% of the outstanding shares of capital stock or any corporation whose securities are listed on any national securities exchange; or

(B) the employment of the Executive by a non-competitive subsidiary or non-competitive affiliated entity of a competitor of the Company or any affiliate upon written consent of the Company, which consent shall not be unreasonably withheld.

(ii) solicit business from nor directly or indirectly cause others to solicit business that competes with the Company’s or any affiliate’s line of products from any entities which have been customers of the Company during the Executive’s employment or which were targeted as potential customers during Executive’s employment.

(d) Remedies. The Executive recognizes and agrees:

(i) that the covenants and restrictions in paragraphs (a), (b) and (c) of this Section 5 are reasonable and valid and all defenses to the strict enforcement of such sections by the Company are waived by the Executive to the full extent permitted by law. In the event, however, that a court of competent jurisdiction should determine in any case that the enforcement of any provision contained in such paragraphs would not be reasonable, it is intended that enforcement of a provision which is determined by such court to be reasonable shall be given effect; and

(ii) that a breach of the covenants and restrictions in paragraphs (a), (b) or (c) of this Section 5 would result in irreparable harm to the Company which could not be compensated by money damages alone. Accordingly, the Executive agrees that should there be a breach of any or all of these provisions or a threatened breach, the Company shall be entitled to cease paying amounts under Section 3 and to offset any amounts it owes to Executive against any damage that it has suffered as a result of the breach of any of the covenants and restrictions in paragraphs (a), (b) or (c) of this Section 5 and, in addition to its other remedies, to an order enjoining any such breach or threatened breach without bond. In addition, the Executive agrees that, in the event he breaches any of the covenants or restrictions of paragraphs (a), (b) or (c) of this Section 5, he will promptly repay to the Company upon demand any amounts paid to him pursuant to Section 3. The Executive further agrees that if the Company prevails in any action to enforce these provisions, he will reimburse the Company for its attorney fees and costs incurred in pursuing such action.

The Company agrees that it will seek enforcement of paragraphs (a), (b) and (c) of this Section 5 only in a good faith, reasonable manner and will not seek to enforce such sections solely for malicious and punitive reasons.

6. Disputes. In the event that the Executive prevails in any action to obtain or enforce any rights under this Agreement, the Company shall pay the cost of legal fees and expenses incurred by Executive in such action, which payment shall be made directly to the provider of services within the time period required by Section 409A; provided, however that the Executive shall be required to deliver and not revoke an executed release of claims in the form attached hereto as Exhibit A (as such release may be updated from time to time to reflect legal requirements). If a dispute arises concerning the Executive’s entitlement to benefits under this Agreement following a Change in Control, the Company shall continue to pay Executive’s full base salary through the date finally determined to be his Termination Date.

7. Successors; Binding Agreement.

(a) The Company shall require any successor to all or substantially all of its business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), and any parent company thereof, to expressly assume and agree to perform the Company’s obligations under this Agreement.

(b) This Agreement shall not be assignable by the Executive except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives and successors in interest.

8. Term. Unless otherwise earlier terminated in writing by both parties, this Agreement shall be effective for the three (3) year period commencing on the Executive’s first day of employment. At the close of such three (3) year period, the Agreement shall automatically renew for an additional three (3) year period unless either party hereto shall notify the other party in writing of its intent to not renew the Agreement. This Agreement may be terminated by the Company by written notice to the Executive at any time at least six months prior to the execution of a definitive agreement which would lead to a Change in Control, provided that if a Change in Control occurs within such six month period, then this Agreement shall continue in effect in accordance with its terms. Notwithstanding the foregoing, the Restrictive Covenants provisions of Section 5 hereof shall remain in full force and effect as provided above.

9. Notice. Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention: General Counsel

If to the Executive:

At the address most recently on file with the Company

or to such other address as either party may designate by written notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

10. Miscellaneous.

(a) This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) No waiver by either party at any time of any breach of this Agreement by the other party shall be deemed a waiver of such provisions or conditions at any prior or subsequent time.

(d) The headings in this Agreement are included for convenience and shall not affect the meaning or interpretation of this Agreement.

(e) The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the enforceability any other provision of this Agreement.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts will together constitute one Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and attested to and the Executive has set his hand as of the date first above written.

FORTUNE BRANDS, INC.

	By:	/s/ Elizabeth R. Lane
Elizabeth R. Lane
Vice President - Human Resources
ATTEST:

/s/ Mark A. Roche
Secretary
EXECUTIVE

/s/ Patrick J. Koley
Patrick J. Koley